Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOMX INC.

BiomX Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is BiomX Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. No meeting or vote of stockholders is required to adopt said amendment pursuant to Section 242(d)(1) of the General Corporation Law of the State of Delaware, as said amendment effects only a change described in Section 242(a)(1) thereof.

THIRD: Article FIRST of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“FIRST: The name of the corporation is Tessera Defense and Homeland Security Inc..”

FOURTH: This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on September 11, 2026.

FIFTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 3rd day of September, 2026.

BIOMX INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	Chief Executive Officer